UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2006

Ortec International, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-27368	11-3068704
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3960 Broadway New York, NY	10032
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 740-6999

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 24, 2006 the Board of Directors adopted the Ortec International, Inc. 2006 Stock Award and Incentive Plan (the “Plan”). The Plan provides for grants of up to 2,500,000 shares of our common stock that may be awarded to our employees, directors, consultant and advisors. The awards maybe in the form of restricted stock or incentive stock options. The grants will be made by the compensation committee of the Board of Directors or, in some cases, by a sub-committee of the compensation committee, and may require a performance component. The members of that sub-committee are both non-employee directors. The Plan will be presented to Stockholders for approval at our next annual meeting.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 24, 2006 the Board of Directors also adopted the Certificate of Designations of the Relative Rights and Preferences of our Series D-1 Convertible Preferred Stock. 20,000 of such preferred shares were authorized for issuance. Such preferred shares have a $10.00 liquidation preference.

In January 2006 holders of our Series D Convertible Preferred Stock with a $10,000 liquidation preference agreed to exchange all of their outstanding Series D preferred shares for 5,948.6148 Series D-1 preferred shares with the lower liquidation preference. The exchange will now be concluded. All of the 5,948.6148 Series D-1 Preferred shares will be convertible into a total of 1,586,297 shares of our common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ortec International, Inc. (Registrant)

Date: August 30, 2006	By:	/s/ Alan W. Schoenbart
Chief Financial Officer

EXHIBIT INDEX

EX 10.1	Ortec International, Inc. 2006 Stock Award And Incentive Plan
EX 3.1	Certificate of Designation of the Relative Rights and Preferences of Series D-1 Convertible Preferred Stock of Ortec International, Inc.